TERM SHEET BETWEEN CHEMTURA CORPORATION AND CRAIG A. ROGERSON

Start Date:	December 9, 2008 (the "Effective Date").
Position:	President and Chief Executive Officer. Company will exercise its best efforts to promptly elect CEO as a director and Chairman of its Board of Directors (the "Board").
Base Salary:	$1,000,000 per year (all payments to be reduced by required deductions).
Annual Bonus:	For each fiscal year completed, CEO will be eligible to earn a bonus with a target of 100% of annual salary. Board will determine actual amount of any bonus earned based on CEO's performance and that of the Company against goals established by the Board after consultation with CEO.
Equity Participation:	On the Effective Date, the Company will make an equity grant to CEO consisting of an option to purchase 300,000 shares of common stock at the closing price in effect on December 8, 2008, with vesting terms to be mutually agreed upon, consistent with the Company's plans and policies. The remainder of CEO's equity-based long term incentive compensation shall be awarded in February 2009 and, together with the foregoing option grant, shall have a total value of $2.0-$2.5 million, as determined by the Board.
Benefits:	Participation in all executive employee benefit plans in effect for the Company.
Expenses:	Reimbursement of all reasonable business, relocation, and interim housing expenses.
Term:	Termination by either CEO or the Company at any time and for any reason.
Confidentiality:	CEO obligation, which survives termination, not to use or disclose confidential information of Company or its affiliates, except as required by duties hereunder.
Assignment of Rights:	CEO assigns all rights to intellectual property conceived or developed during period of employment and related to employment or to business of Company or its affiliates or containing confidential information of Company or its affiliates.
Non-Competition:	Restriction against direct or indirect competition, anywhere in the world where the Company or any of its affiliates do business, with the business of Company or any of its affiliates during employment and for 12 months following termination, howsoever caused.
Non-Solicitation:	Restriction against direct or indirect solicitation of employees or customers of Company or any of its affiliates for same period as restriction on non-competition above.
No Conflicting Agreements:	CEO agrees that signing this agreement and performance of CEO's obligations under it will not be in conflict with any other agreement to which CEO is bound.
Choice of Law:	Connecticut
Miscellaneous:	This is the entire agreement between CEO and the Company regarding CEO's employment and replaces all prior discussions and communications. This agreement may only be amended or replaced by a written document signed by CEO and the Company's representative.

CHEMTURA CORPORATION	CRAIG A. ROGERSON
By: ______________________	Signature: ______________________
Roger L. Headrick	Craig A. Rogerson
Date: ______________________	Date: ______________________

{A&L-00083687-2}